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                                                                   Exhibit 10.18

EMPLOYMENT CONTRACT

The undersigned:

1. The company limited by shares WorldPort Communications Inc., having its registered office at 1825 Barrett Lakes Center, Suite 100, Kennesaw, GA 30144, hereinafter to be called "employer", in this matter legally represented by Dan Wickersham, CEO of WorldPort Communications Inc., Party of the first part,

and

2. Mr. David Hickey born on June 21st 1960 and currently living at Ireland, hereinafter to be called "the employee", Party of the second part,

declare that they have agreed as follows:

Article 1.  Employment Contract

1.1. Employer and the employee enter into an employment contract, to the effect that employer engages the employee and the employee will carry out work for employer in the position referred to in Article 2.1 of this employment contract.

1.2. The employment contract enters into effect as from September 26th 1998 and has been entered into indefinitely.

Article 2.  Position

2.1. The employee has been appointed as and is employed in the position of General manager Europe - Corporate Development WorldPort. The position of General Manager Europe - Corporate Development Worldport has been classified in job group I.

2.2. The employee commits himself also to perform other duties or carry out other work which is equivalent to his position and is fitting considering his capabilities and experience.

2.3.  The employee carries out his work arising from his position referred to in
      Article 2.1, initially from the operational base of Rotterdam. This operational base may change at a later date. The nature of the position entails that the employee is bound to also carry out his work outside the operational base referred to above. The Employee will not be required to relocate his residence from Ireland.

Article 3.  Additional Functions

Without prior explicit permission from employer, for the duration of the employment the employee is not allowed to carry out additional functions, professional or otherwise, in any way,

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either directly or indirectly, specifically in the area in which the employer's company operates, in favour of either third parties or himself.

Article 4.  Termination

4.1. The employment contract may be terminated at the end of any calendar month by means of a registered letter observing a notice period of two calendar months.

4.2. If termination by the Employer is not motivated exclusively or mainly by actions or negligence on the part of the Employee, for example in the event of the dissolution of WorldPort Communications Inc., a merger takeover or fundamental alteration of policies, the Employer will pay a compensation sum to the Employee upon termination of the employment. This compensation sum will amount to 6 times the monthly salary.

4.3. In the event of a prolonged period of disability the employment contract is terminated, on the basis of the stipulations in Article 7:670 paragraph 3 BW, after at least two years of disability, to be calculated from the first day of disability, observing the notice period referred to in
      Article 4.1. Periods of disability which succeed one another with intervals of less than 30 days will be added together.

4.4. The employment contract terminates legally, without stating reasons and without the necessity of giving notice, on the day on which the employee reaches the retirement date within the meaning of the pension provisions as referred to in Article 11 of this employment contract.

Article 5.  Income

5.1. Employer allows the employee a Total Fixed gross annual Income (TFI) of NLG 300,000. The statutory gross holiday allowance is part of the TFI and currently therefore it amounts to 8/108 part of the TFI. After deduction of statutory and other deductions agreed in this employment contract, the TFI is paid out in twelve equal monthly terms. The salary is paid out as is customary with WorldPort Communications Inc., which is currently monthly at the end of the month.

5.2. The employee will be given the available premium of 17.7% of the TFI minus the applicable Dutch old age franchise ("AOW-franchise) in the year concerned. The basis-including the franchise- will be revised yearly and will be set on every January 1st.

5.3. The employee will also be eligible for a bonus opportunity targeted at 50% of his annual pay. He may actually make more or less than the targeted amount based on achieving his objectives. He will receive the details of the plan under separate cover.

5.4.  The details of his stock option plan will be send under separate cover.

Article 6.  Compensation of Expenses

6.1. The employee will receive a fixed monthly compensation to cover representation costs and small expenses. Therefore one cannot make separate claims for one's own meals


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      during business trips, small travel expenses, professional literature, home office supplies, representation costs, presents and gifts for colleagues, parking fees, ferry fares and tolls, etc.

6.2. The fixed allowance for job group I amounts to a monthly sum of NLG 500 net.

6.3. Business expenses which the employee incurs in connection with the performance of his duties and which are not included in the fixed monthly compensation referred to in Article 6.1, are paid back to the employee after approval by the direct supervisor on a reimbursement basis after production of invoices and/or proof of payment.

Article 7.  Company Car

7.1.  The use of a company car is linked to the position referred to in Article
      2.1 of this employment contract. Employer makes a leased car available to the employee, the class of which is linked to the job group in which the position referred to in Article 2.1 of this employment contract is categorised. For job group I the maximum monthly lease sum for a company car is NLG 2.800.

7.2. The actual limits are determined in line with the lease prices as they would apply at a standardised use of 40,000 km per year of 42 months of use with LPG or diesel fuel. The fuel selection is at employer's discretion and approval, based on the expected actual use. The corresponding limits are reviewed twice yearly on the basis of current lease prices.

7.3. If the maximum lease price is exceeded, the employee owes a contribution over the maximum. In the event of extremely high private use over the commuter travel, the employee may be charged a contribution.

7.4. The driver is allowed to drive a car of a class which is maximally one class higher than the class of car belonging to his job group, and if the Management approves, two classes higher than the class of car belonging to his job group. In all cases the price difference is at the diver's expense and will be deducted each month from the salary payment.

7.5. If a driver wants to drive a car from a lower class than he is allowed, no refund will take place.

7.6.  A driver's agreement is entered into with the driver.

Article 8.  Working Hours

The working time for all employees is an average of 40 hours a week on a monthly basis.

Article 9.  Holidays and Days Off
9.1. The employee is entitled to 20 holidays per calendar year and to 5 extra days off per calendar year on full pay of the salary referred to in
      Article 5 of this employment contract.


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9.2.  After consultation with the person involved, the management determines the dates on which holidays and days off are taken. The employee may only take whole or half days off.

9.3. If an employee has not used up all his holidays by the end of the year, the management will schedule them, after consultation, to be taken within the first quarter of the subsequent calendar year.

9.4. Annual days off which an employee has not taken may be converted to money in the month of December, so that the equivalent in money (deducting taxes and premiums due) may be paid out. The department of P&O shall be informed of an employee's wish to convert days off to money by 1 December of any year. For this type of settlement the price of a full day has been set at the monthly salary divided by 21,75.

9.5. The employee shall be available to furnish the necessary information or consult during his holidays or days off in the event of urgent matters which have to be dealt with in employer's interest without further delay.

9.6. Special days of leave which are not deducted from the employee's holiday entitlement are:

      4 days    -death of partner;
                -death of child;
      2 days    -marriage;
                -delivery by partner
                -death of parent
      1 day     -death of grandparent;
                -death of sister or brother (in law);
                -death of daughter-in-law, son-in-law, or grandchild -25, 40, or 60-year wedding anniversary, also of parents
                 (-in-law);
                -moving house at employer's request.

9.7. The employer may determine a number of collective days off at the beginning of each calendar year. Collective days off may be for instance: the Monday before or the Friday after the Queen's official birthday (Koninginnedag); the Monday before or the Friday after Christmas; the Friday after Ascension.

9.8. At present holidays are the legal (Christian) holidays during which the company is closed and which count as extra days off, i.e. New Year's Day, Easter Monday, Ascension, Whit Monday, the Queen's official birthday (Koninginnedag), Christmas Day, Boxing Day and Irish Bank Holidays. If New Year's Day, Koninginnedag, Christmas Day, or Boxing Day fall on a weekend day, the employees are not entitled to another day off or to a settlement in money. Good Friday and 1 May are not considered holidays within the meaning of this regulation; 5 May is only considered a holiday within the meaning of this regulation if this date falls on a working day in the calendar years ending in 0 or 5.


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9.9.   If the employee enters the employment on September 26th 1998, the employee is entitled to 6 days off.

9.10. Holidays and days off are determined in consultation with co-workers who are directly involved and they are granted after your direct supervisor has approved them. If one wants to take more than 15 consecutive days off (having full-time employment), special permission from the authorised managing director(s) is required.

Article 10.  Health Insurance

The employee will maintain his own Health Insurance with an Irish company (such as VHI). As a compensation for the costs the employee will be given a yearly amount of NLG 4,000. This amount may be revised from time to time to cover the actual costs of Health Insurance.

Article 11.  Illness and Disability

11.1. If the employee is unable to carry out the agreed work due to illness, the employee is entitled to 70% of the gross salary applicable in the period directly preceding the disability, insofar as the salary does not exceed the maximum daily wages referred to in Article 9, first paragraph of the Social Insurance Co-ordination Act (Coordinatiewet Sociale Verzekeringen) excluding compensation for overtime or other compensations, but at least at the legal minimum wage applicable to employee. This entitlement continues to exist for a period of a maximum of 52 weeks calculated from the first day of illness, but at most until the end of the employment.

11.2. During the period in which the employee is unable to carry out the agreed work due to illness, employer will supplement the sum referred to in the previous paragraph to 100% of the gross salary applicable in the period directly preceding the disability excluding compensation for overtime or other compensations, for a period of maximum of 52 weeks, but at most until the end of the employment.

11.3. The periods during which employee has been unable to carry out the agreed work due to illness will be added together, if these period succeed each other with intervals of less than 30 days.

11.4.  The following sums are deducted from the salary payable by employer:

       a. the sum of a benefit to which the employee is entitle don the basis of a statutory insurance or whatever reason, or of any (social) fund the participation in which has been agreed or which results from this employment contract;

       b. the sum of the income from work which the employee has carried out despite the illness elsewhere than with employer, either with or without there being a relationship of employment.

11.5. If the employee's inability to work is the result of an event for which someone else is liable, the employee shall forthwith provide employer with full information and do everything in his power to enable employer to exercise his right to recourse referred to in Article 6:107a BW.


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11.6.  If the illness continues after the period of 52 weeks, employer will supplement the benefit pursuant to the Disability Insurance Act (Wet op de Arbeidsongeschiktheidsverzekering WAO) to 70% of the gross salary applicable in the period directly preceding the disability excluding compensation for overtime or other compensations, for a period of a maximum of 12 months, but at most until the end of the employment. In the event of partial disability, a proportionate percentage will be supplemented.

11.7. The obligation to supplementation is cancelled if the Insurance Board (Bedrijfsvereniging) decides not to grant a WAO benefit.

11.8. Supplementing insurance to the WAO benefit will be concluded. The employer will be fully responsible for payment of the premiums.

Article 12.  Confidentiality

12.1. The employee shall observe strict confidentiality with respect to all information or data of which the employee obtains or has obtained knowledge, in the widest sense, including in any case strategy, long-range plans, operational plans, business secrets, calculations, pricing, turnover, margins, product/market combinations and purchasers, regarding employer, its subsidiaries, its participations, joint-ventures, or companies otherwise affiliated with employer.

12.2. The employee is forbidden to communicate in any way with third parties regarding the information or data referred to, or to use them in any manner. In the event of non-compliance with or breach of this obligation/this prohibition, the employee forfeits a penalty of NLG 100,000, immediately payable without judicial intervention or notice of default. Employer will regard a breach of confidentiality during the employment as urgent grounds for instant dismissal.

Article 13.  Intellectual Property

Employer holds the copyright within the meaning of the Copyright Act on works created by the employee in the performance of his duties. If employer publishes these works, the employee's name will always be mentioned. Before oral or written publications by the employee which may affect employer's interests, prior permission from employer shall be obtained. Such permission will only be denied on serious grounds relating to these interests.

Article 14.  Industrial Property

14.1. The employee is obliged to notify employer immediately of everything he accomplishes during the period of this employment contract, which may result in industrial property rights in the Netherlands or elsewhere, including within the meaning of this employment contract in any case inventions, as well as accomplishments in the field of industrial design, computer programs, and training systems.

14.2. The inventions and other accomplishments referred to above belong to employer. The employee is obliged to hand over the connected rights, except in the case provided for in Article 14.3, both in the Netherlands and elsewhere, to employer, or to a third party to be


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       appointed by employer, at any rate in so far as these rights do not already belong to employer in accordance with the law. Employer will not be obliged to pay any compensation for these rights over and above the income earned by the employee referred to Article 5 of this employment contract.

14.3. In so far as in employer's opinion the rights referred to above are not connected with employer's activities or the activities of an affiliated business, employer will communicate this to the employee in writing, within six months after employer has been informed of the accomplishment at issue in writing. From that moment onwards the employee may freely make use of those rights.

14.4. The employer is obliged, also after the employment contract has terminated, to render employer any assistance which employer may require, in order to establish, dispose of and maintain the rights referred to above which have been entrusted to or handed over to employer. Any costs resulting from this assistance are at employer's expense.

14.5. Employer is not obliged to apply for legal protection for rights to referred to in this Article which belong to or have been handed over to employer. In the event of patent applications employer will, as much as possible, strive to have the employee named as the inventor in the patent specification.

Article 15.  Non-Competition Clause

15.1. Without previous written permission from employer, either during or within 6 months after the termination of the employment, the employee is not allowed to be involved professionally or financially for himself or others, either directly or indirectly, in activities which are directly related to employer's field and/or the field of affiliated companies or which are connected with activities in that field.

15.2. In the event of a breach of paragraph 1 of this Article, the employee will forfeit a penalty of NLG 100,000 for each breach, as well as a penalty of NLG 2,500 for every day that the breach continues. Alternatively employer is entitled to claim full compensation, while during the employment employer is also entitled to impose a disciplinary punishment or to terminate the employment immediately on urgent grounds.

Article 16.  Gifts

Without explicit prior permission the employee is not allowed to accept gifts or services from third parties, of which he can suspect that they exceed accepted standards, or are meant to influence his freedom or independence with respect to making business decision.

Article 17.  Alterations
Employer will confirm any alteration to this employment contract agreed with the employee to the employee in writing.

Article 18.  Government Measures


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Both Parties commit themselves to consult together on the consequences in the event that the Health Insurance Act (Ziektewet), the General Disability Benefits Act/Disability Insurance Act (AAW/WAO), and/or the currently existing medical insurance system are subject to alterations. A point of departure is that employer will not automatically compensate for financial disadvantages to the employee.

Article 19.  Applicable Law

The Netherlands law applies to this employment contract. Disputes will be decided by a competent Netherlands Court.

Article 20.  Concluding Clause

The Parties declare that this employment contract, fully reflects the employment conditions agreed between them. Any earlier written employment conditions are hereby cancelled. New agreements shall be confirmed in writing.

Made out in duplicate and signed at Rotterdam, on September 27, 1998.

WorldPort Communications Inc.          For approval,


/s/ Dan M. Wickersham                  /s/ David Hickey

Mr. D. Wickersham                      Mr. D. Hickey
President


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